SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 10, 2007

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Virginia	54-1873198	000-50230
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

1001 Nineteenth Street North,

Arlington, VA 22209

(Address of principal executive offices) (Zip code)

(703) 312-9500

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

           On October 20, 2006, Friedman, Billings, Ramsey Group, Inc. (the "Company") entered into a $180,000,000 364-day senior secured credit agreement with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Calyon New York Branch and the other lender parties thereto (the "Secured Credit Agreement") for general corporate purposes, working capital and other potential short-term liquidity needs. The Company has never made a draw under the Secured Credit Agreement. The Company believes that its existing cash balances, cash flows from operations, borrowing capacity and other sources of liquidity are sufficient to meet its cash requirements. On April 12, 2007, the Company terminated the Senior Credit Agreement pursuant to Section 2.06 of the Secured Credit Agreement. The termination will be effective on April 17, 2007. The Company is not required to pay any termination fee or penalty as a result of the termination.

Item 8.01.    Other Events.

           On April 10, 2007, the Company issued a press release announcing that FBR Capital Markets Corporation ("FBR Capital Markets"), a taxable REIT subsidiary of the Company, filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with a planned initial public offering pursuant to which FBR proposes to offer and sell up to 13,512,500 shares of common stock of FBR Capital Markets that FBR beneficially owns, including shares that may be sold by FBR Group upon exercise by the underwriters of their option to sell up to an additional 1,762,500 shares to cover over-allotments, if any. Upon completion of the offering, FBR will beneficially own approximately 53% of the issued and outstanding shares of common stock of FBR Capital Markets (or approximately 50.3% in the event the underwriters exercise their over-allotment option in full).

A copy of the press release is attached as Exhibit 99.1 hereto.

EXHIBIT

99.1	Friedman, Billings, Ramsey Group, Inc. Press Release dated April 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

April 16, 2007	By:	/s/ Kurt R. Harrington
Kurt R. Harrington Executive Vice President, Chief Financial Officer, and Treasurer